EXHIBIT 99.1
For Immediate Release
Contact: Lynn Liddle, Executive Vice President,
Communications and Investor Relations (734) 930 – 3008

Domino’s Pizza Announces First Quarter 2007 Financial Results

ANN ARBOR, Michigan, May 2, 2007: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the first quarter ended March 25, 2007. Management noted that the quarter’s earnings were significantly impacted by expenses incurred in connection with the Company’s recently-completed recapitalization.

First Quarter Highlights:

(dollars in millions, except per share data)	First Quarter of 2007	First Quarter of 2006
Revenues	$339.3	$347.7
Net income	$8.4	$26.2
Weighted average diluted shares	64,076,179	67,672,576
Diluted earnings per share, as reported	$0.13	$0.39

Recapitalization-related expenses per share (see section below)	$0.25

Diluted earnings per share, as adjusted	$0.38

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Revenues were down 2.4% for the first quarter, due primarily to lower international revenues and lower domestic distribution revenues. Although international same store sales were up 3.8%, revenues from international operations decreased 14.0% due to the third quarter 2006 sale of Company-owned operations in France and the Netherlands to an existing master franchisee. Distribution revenues decreased 1.4% on lower volumes due to a decrease in domestic franchise same store sales.

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Net income was down 67.9% for the first quarter, driven primarily by expenses incurred in connection with the Company’s recapitalization as well as lower domestic franchise same store sales growth, offset in part by continued strong performance in our international operations.

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Diluted EPS was $0.13 on an as-reported basis for the first quarter, which reflected $0.25 per share of recapitalization-related expenses, and, as a result, was down $0.26 from the as-reported amount in the prior year period. However, excluding the effect of the recapitalization related expenses, diluted EPS declined by $0.01. (See the Recapitalization Summary section and the Comments on Regulation G section.) Diluted EPS benefited from reduced diluted shares outstanding.

	First Quarter of 2007	First Quarter of 2006
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+ 0.6%	(3.0)%
Domestic franchise stores	(3.4)%	(4.0)%

Domestic stores	(2.9)%	(3.8)%

International stores	+ 3.8%	+ 3.0%

Global retail sales growth: (versus prior year period)
Domestic stores	(1.6)%	(2.8)%
International stores	+14.1%	+ 8.2%

Total	+ 3.8%	+ 0.7%

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Domino’s Pizza: Q107 Earnings Release, Page Two

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at December 31, 2006	571	4,572	5,143	3,223	8,366
Openings	2	17	19	52	71
Closings	(4)	(29)	(33)	(10)	(43)
Transfers	1	(1)	—	—	—

Store count at March 25, 2007	570	4,559	5,129	3,265	8,394

First quarter 2007 net growth	(1)	(13)	(14)	42	28

Trailing four quarters net growth	(10)	53	43	227	270

David A. Brandon, Domino’s Chairman and Chief Executive Officer, said: “We are very pleased with the outcome of our recent recapitalization and resulting $13.50 per share special cash dividend. Shareholders have voiced strong support for our new capital structure and our subsequent plans regarding the special dividend and an open market share repurchase program. We believe that this was the correct corporate finance decision for our Company, as we leveraged our strong cash flows and created an exceptional return of capital event for our shareholders.”

Brandon continued: “Turning to the results of our first quarter, we are still in the process of regaining the positive domestic sales momentum we lost in 2006. I am encouraged by the sales trend throughout the quarter, as the programs we have implemented in our Team USA Company-owned stores are creating some needed traffic and sales momentum. We expect our franchisees will continue to implement similar programs and return to positive same store sales very soon. We are working harder at the store level to both operate and market more effectively. We are competing in an environment where consumers are more demanding and more value conscious. Traditional media channels are not as effective as they have been in the past. We are addressing these environmental issues aggressively. On a very positive note, our international segment continues to perform very well. This quarter marked their 53rd consecutive quarter of positive same store sales comparisons, again solidifying their position as a strong and steady growth engine for our business.”

Conference Call Information

The Company plans to file its quarterly report on Form 10-Q this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 11a.m. (Eastern) to review its first quarter 2007 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be web cast at www.dominos.com. If you are unable to participate on the call, a replay will be available through midnight June 2, 2007 by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International), Conference ID 2473153. The web cast will be archived for 30 days on www.dominos.com.

Recapitalization Summary

On February 7, 2007, the Company announced a recapitalization plan to optimize its capital structure, utilizing its strong cash flow to increase leverage and return capital to its shareholders in the form of a special dividend. Specific details of the recapitalization plan can be found in the Company’s public announcements from February through April 2007.

On April 17, 2007, the Company announced that it had completed its recapitalization as planned, with borrowings of $1.7 billion under a $1.85 billion securitized debt facility and a declaration by its Board of Directors of a $13.50 per share special dividend together with dividend equivalent payments and adjustments to option holders. Additionally, the Board of Directors approved an open market share repurchase program of $200 million of the Company’s common stock, which will be funded by future free cash flow and if determined appropriate, a portion of the borrowings available under the $150 million of variable funding senior notes portion of the securitized debt facility.

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Domino’s Pizza: Q107 Earnings Release, Page Three

Through an asset-backed securitization, the Company placed $1.85 billion of notes in a private transaction consisting of $1.6 billion of 5.261% fixed rate senior notes rated AAA, $150.0 million of variable funding senior notes rated AAA (our new revolving credit facility) and $100.0 million of 7.629% fixed rate subordinated notes rated BB.

During the first quarter of 2007, the Company incurred certain expenses in connection with the recapitalization. The table below presents the expenses incurred that affect comparability between the 2007 and 2006 year-over-year financial results.

	First Quarter of 2007
(in thousands)	Pre-tax	After-tax	Diluted EPS Impact
2007 recapitalization-related expenses:
General and administrative expenses (1)	$455	$282	$0.00
Additional interest expense (2)	11,965	7,418	0.12
Premium on bond extinguishment (3)	13,294	8,242	0.13

Total of 2007 recapitalization-related expenses	$25,714	$15,942	$0.25

(1)	Primarily includes legal and professional fees incurred in connection with the tender offers for Domino’s Pizza, Inc. common stock and Domino’s, Inc. senior subordinated notes due 2011.
(2)	Includes the write-off of deferred financing fees and bond discount related to extinguished debt as well as net expense incurred in connection with the settlement of interest rate derivatives.
(3)	Represents the premium paid to bond holders in the tender offer for the Domino’s, Inc. senior subordinated notes due 2011.

In addition to the above fees and expenses and in connection with obtaining a bridge loan facility, the Company paid $22.3 million in fees and expenses, which were recorded as a deferred financing cost asset on consolidated balance sheet as of March 25, 2007. Subsequent to the first quarter of 2007, the Company paid $33.6 million of deferred financing costs relating to obtaining the securitized debt, which is net of $10.3 million of fees received by the Company upon completion of the securitized financing that were originally paid in connection with obtaining the bridge loan facility. Management noted it expects to write-off the unamortized deferred financing costs related to obtaining to the bridge loan facility of approximately $21.9 million in the second quarter of 2007.

Company Adopts New Tax Accounting Standard in the First Quarter of 2007

On January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Interpretation 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). As a result of the adoption of FIN 48, the Company recognized a net increase of approximately $86,000 in total stockholders’ deficit as required by FIN 48. At January 1, 2007, the amount of unrecognized tax benefits was $13.6 million which is recorded in other long-term accrued liabilities in the consolidated balance sheet. Additionally, the Company accrued approximately $6.1 million for interest and penalties at January 1, 2007.

Liquidity

As of March 25, 2007, the Company had:

•	$785.7 million in total debt,

•	$67.1 million of cash and cash equivalents,

•	no borrowings under its $100.0 million revolving credit facility and

•	letters of credit issued under its revolving credit facility of $33.9 million.

In connection with its recapitalization, the Company repaid all borrowings under its 2003 senior credit facility and repurchased and retired, at a premium, approximately $273.6 million of the Domino’s, Inc. senior subordinated notes due 2011. In order to fund these repayments, the Company borrowed $780.0 million under a bridge term loan facility.

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Domino’s Pizza: Q107 Earnings Release, Page Four

The Company’s average borrowing rate for the first quarter of 2007 was 6.5%. The following table presents management’s expectations related to its on-going average borrowing rate on its $1.7 billion of securitized debt.

Average Borrowing Rate
Fixed Rate Series 2007-1 Senior Notes, Class A-2	5.96%
Fixed Rate Series 2007-1 Subordinated Notes, Class M-1	7.62%

Weighted average borrowing rate—subtotal	6.06%
Amortization of deferred financing costs and interest rate swap amount	0.53%

Weighted average borrowing rate for securitized debt	6.59%

The Company incurred $3.6 million in capital expenditures during the first quarter of 2007 versus $4.2 million in the first quarter of the prior year.

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included a non-GAAP financial measure within the meaning of Regulation G due to items affecting comparability between fiscal quarters. Additionally, the Company has included metrics commonly used in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS less the expenses incurred in connection with the recapitalization in 2007 discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company’s management believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues, because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, distribution revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis, which reflects changes in international local currency sales.

About Domino’s

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 8,394 franchised and Company-owned stores in the United States and more than 55 countries. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of nearly $5.1 billion in 2006, comprised of $3.2 billion domestically and nearly $1.9 billion internationally. During the first quarter of 2007, the Domino’s Pizza® brand had global retail sales of $1.2 billion, comprised of approximately $770 million domestically and approximately $471 million internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry and is the “Official Pizza of NASCAR®.” More information on the Company, in English and Spanish, can be found on the web at www.dominos.com.

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Domino’s Pizza: Q107 Earnings Release, Page Five

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. These forward-looking statements relating to our anticipated profitability and operating performance reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that can cause actual results to differ materially include: our increased leverage as a result of the borrowings under our asset-backed securitization facility; the uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; our ability to retain key personnel; new product and concept developments by us and other food-industry competitors; the ongoing profitability of our franchisees and the ability of Domino’s Pizza and our franchisees to open new restaurants; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries in which we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings and changes in accounting policies. Further information about factors that could affect our financial and other results is included in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

TABLES TO FOLLOW

Domino’s Pizza: Q107 Earnings Release, Page Six

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Fiscal Quarter Ended
	March 25, 2007	% of Total Revenues	March 26, 2006	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$95,540		$96,478
Domestic franchise	37,517		38,129
Domestic distribution	179,885		182,389
International	26,379		30,658

Total revenues	339,321	100.0%	347,654	100.0%

Cost of sales:
Domestic Company-owned stores	75,643		75,206
Domestic distribution	161,417		162,643
International	11,191		15,510

Total cost of sales	248,251	73.2%	253,359	72.9%

Operating margin	91,070	26.8%	94,295	27.1%

General and administrative	40,338	11.9%	40,404	11.6%

Income from operations	50,732	14.9%	53,891	15.5%

Interest expense, net	23,893	7.0%	11,710	3.4%
Other	13,294	3.9%	—	—

Income before provision for income taxes	13,545	4.0%	42,181	12.1%

Provision for income taxes	5,147	1.5%	16,029	4.6%

Net income	$8,398	2.5%	$26,152	7.5%

Earnings per share:
Common stock – diluted	$0.13		$0.39

Domino’s Pizza: Q107 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 25, 2007	December 31, 2006
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$67,106	$38,222
Accounts receivable	62,970	65,697
Inventories	21,289	22,803
Advertising fund assets, restricted	17,162	18,880
Other assets	15,107	20,703

Total current assets	183,634	166,305

Property, plant and equipment, net	114,045	117,144

Other assets	123,002	96,754

Total assets	$420,681	$380,203

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$619	$1,477
Accounts payable	55,160	55,036
Advertising fund liabilities	17,162	18,880
Other accrued liabilities	71,419	79,808

Total current liabilities	144,360	155,201

Long-term liabilities:
Long-term debt, less current portion	785,061	740,120
Other accrued liabilities	52,444	49,775

Total long-term liabilities	837,505	789,895

Total stockholders’ deficit	(561,184)	(564,893)

Total liabilities and stockholders’ deficit	$420,681	$380,203

Domino’s Pizza: Q107 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Fiscal Quarter Ended
	March 25, 2007	March 26, 2006
(In thousands)
Cash flows from operating activities:
Net income	$8,398	$26,152
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	7,249	7,499
Amortization and write-off of deferred financing costs and debt discount	10,215	965
Provision (benefit) for deferred income taxes	(198)	757
Non-cash compensation expense	1,511	1,017
Other	889	(265)
Changes in operating assets and liabilities	(21,156)	(7,456)

Net cash provided by operating activities	6,908	28,669

Cash flows from investing activities:
Capital expenditures	(3,566)	(4,161)
Other	543	347

Net cash used in investing activities	(3,023)	(3,814)

Cash flows from financing activities:
Repurchase of common stock	(67)	(145,000)
Proceeds from issuance of long-term debt	780,000	100,000
Cash paid for financing costs	(22,255)	(250)
Repayments of long-term debt and capital lease obligation	(736,656)	(35,074)
Tax benefit from exercise of stock options	1,167	2,116
Other	2,823	2,808

Net cash provided by (used in) financing activities	25,012	(75,400)

Effect of exchange rate changes on cash and cash equivalents	(13)	(2)

Increase (decrease) in cash and cash equivalents	28,884	(50,547)

Cash and cash equivalents, at beginning of period	38,222	66,919

Cash and cash equivalents, at end of period	$67,106	$16,372

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